Exhibit 99.1

Gladstone Capital Corporation Announces the Appointment of Robert L. Marcotte as President

MCLEAN, VA, January 7, 2014 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) reported today, January 7, 2014, that its board of directors appointed Robert L. Marcotte as President of the Company, effective immediately. David Gladstone, the Company’s prior President, will remain Chief Executive Officer and Chairman of the Company.

Prior to his appointment as President of the Company, Mr. Marcotte was Executive Vice President and Co-Head of Asset Management with MCG Capital Corp, a $500+ million publically traded business development company, where he was responsible for investment origination, evaluation, underwriting and portfolio management and served on MCG Capital’s investment committee since 2007. While at MCG Capital, Mr. Marcotte led more than $625 million of middle market debt and equity investments across a variety of industries, served on the board of numerous investment entities, and spearheaded the successful development of sector experience and investment activities within the colocation, cable and education industries. Since 2002, he has been focused on the origination and management of middle market debt and equity investments supporting both private equity sponsors and owner operators.

Prior to that, Mr. Marcotte was Chief Financial Officer for Aleron, Inc., a wholesale internet access and network services provider, and worked in the investment banking divisions of Goldman, Sachs & Co. and Merrill Lynch & Co. Prior to those positions, he was in the project financing department of GE Capital and served as a bank officer at Mellon Bank. He has an extensive background in commercial finance and investment banking. Mr. Marcotte received his B.S.B.A. in accounting and finance from Georgetown University.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation: +1-703-287-5893